INVESTEC FUNDS

                                    AMENDMENT
                                     TO THE
                                TRUST INSTRUMENT


                  The undersigned, Steven J. Pagiolli, hereby certifies that he is a duly elected secretary of Investec Funds, a Delaware business trust (the "Trust"), and further that by a resolution adopted by the Board of Trustees of the Trust on June 28, 2000 by a majority vote of the Trustees at a telephonic meeting of the Board of Trustees, which was duly noticed in accordance with the requirements of the Trust Instrument of the Trust dated March 6, 1997 (the
"Trust Instrument") and in which a quorum of the Trustees participated, the following amendment to the Trust Instrument was adopted in accordance with the provisions of Article XI, Section 11.08 of the Trust Instrument:

                  The first sentence of Section 4.04 of Article IV of the Trust Instrument is hereby amended to read as follows:

                           "In  any  action  taken  by the  Trustees  hereunder,
                  unless otherwise specified, the Trustees shall act by majority vote at a meeting duly called or by the written consent of at least 70% of the Trustees without a meeting or by telephone meeting provided a quorum of Trustees participate in any such telephone meeting, unless the 1940 Act requires that a particular action be taken only at a meeting at which the Trustees are present in person."


                  IN  WITNESS   WHEREOF,   the  undersigned  has  executed  this
Certificate as of this 28th day of September, 2000.


                                          /s/ Steven J. Pagiolli
                                          ------------------------------------
                                          Steven J. Pagiolli
                                          Secretary